Exhibit 16.1

August 28, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentleman:

We have reviewed Amaero Inc.’s statements included under the heading “Change in Accountants” in its Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on August 28, 2026, and we agree with the statements concerning our firm contained therein. We have no basis on which to agree or disagree with any of the other statements contained therein.

Respectfully submitted,

/s/ RSM Australia Partners

RSM Australia Partners